[PLM logo]

T O  O U R  S H A R E H O L D E R S :

PLM International (the Company) achieved positive results for the ninth consecutive quarter following completion of the Company's 1994 financial restructuring. For the quarter ended March 31, 1997, PLM International reported net income of $1.3 million, or $0.14 per common share. PLM International reported net income of $0.8 million, or $0.07 per common share, for the comparable period in 1996. First quarter 1997 consolidated revenues totaled $12.5 million, compared to $12.4 million for the same quarter in 1996. The improvement in first quarter earnings is the direct result of our strategic growth plan to expand and diversify PLM International's revenue sources. This growth plan, which we implemented in May 1996, has three components: (1) building the operations of American Finance Group, Inc., the Company's commercial and industrial equipment leasing and management subsidiary; (2) expanding PLM Rental, Inc.'s trailer leasing and management activities; and (3) continuing to manage existing investor equipment leasing programs.
     Additionally, in early March 1997, we announced a continuation of our Company stock repurchase plan, under which we have already repurchased 3.5 million shares (at an average cost of $3.58 per share), which represents more than 22% of PLM International outstanding common stock since the beginning of the plan in 1994. With this latest announcement on March 3, 1997, the Board of Directors has authorized the repurchase of an additional $5 million of common stock, bringing the total authorized to $17.5 million.

American Finance Group Subsidiary Continues to Post Strong Results
American Finance Group, Inc. (AFG) originates, services, and manages leases for a wide range of commercial and industrial equipment for investment-grade, Fortune 2000 companies. In 1996, its first full year of operation, AFG produced $8 million in direct finance and operating lease revenues. For the first quarter of 1997, AFG generated $3 million in similar revenues. AFG's income before taxes for the first quarter, of $836,000, exceeded its income before taxes for full-year 1996, of $618,000.
     We are expanding the AFG lease portfolio, which totaled $97.5 million as of March 31, 1997, using primarily nonrecourse, securitized debt. We are able to utilize this less expensive form of debt because of the relatively predictable cash flows generated by AFG's longer-term leases. Based on the attractive returns and strong growth potential of this business, we intend to continue aggressively expanding AFG's lease portfolio and are targeting to double it in 1997. Thus, we expect the revenues generated by AFG to become an increasingly large portion of total Company revenues in the future.

Our Focus on Cost Controls Adds to Bottom-Line Results
An integral part of PLM International's strategic growth plan is our ongoing focus on containing and, wherever possible, reducing operating costs. For the first quarter of 1997, total costs and expenses were 16% lower than in the comparable period in 1996, primarily as a result of decreased operations support and general and administrative expenses. Additionally, the Company continues to realize long-term benefits from sharp reductions in both senior and subordinated debt achieved in 1996 and prior years.

Revenue Sources Changing -- for the Better
A fundamental goal of our strategic growth plan is to provide long-term earnings growth that will be more predictable than was generated by the Company's main revenue sources in the past. With the strong growth in AFG's operations, we are making steady progress toward this goal. PLM International's revenue sources are changing in other important ways as well. In prior quarters, the gains reported from asset sales were primarily due to the sale of older assets from the Company's owned transportation equipment portfolio. In the first quarter of 1997, over one-half of the $1.4 million gain reported was from the sale of equipment subject to leases recently originated by AFG and subsequently sold to third parties, rather than from the sale of older assets. Additionally, a $0.4 million gain was realized on the sale of an aircraft bought and sold during the first quarter. A second aircraft was sold in a similar transaction early in the second quarter. Using our core expertise in equipment management, we expect to complete additional such transactions on an ongoing basis as we identify market opportunities.

Building for a Solid Future
With the successful implementation of our strategic growth plan, we believe PLM International has entered a new era of long-term growth in earnings and shareholder value. Going forward, in addition to continuing to build AFG's operations, we will focus on the other two components of our plan as well: (1) expanding PLM Rental's trailer leasing and management operations in selected market niches and (2) managing our existing investor equipment leasing programs. We hope to report solid progress in all of these areas in the months ahead. Thank you for your continued support.

Sincerely,



/s/ J. Alec Merriam                     /s/ Robert N. Tidball
-------------------------               -------------------------------------
J. Alec Merriam                         Robert N. Tidball
Chairman of the Board                   President and Chief Executive Officer

May 8, 1997, San Francisco, California

                              Consolidated Statements of Income
                    (in thousands, except per share amounts - unaudited)

                                                                   For the Three Months
                                                                       Ended March 31,
                                                                      1997        1996
     Revenues:
        Operating leases                                            $  4,229    $  5,046
        Finance lease income                                           1,814         322
        Management fees                                                2,861       2,553
        Partnership interests and other fees                             486         992
        Acquisition and lease negotiation fees                           178       1,555
        Aircraft brokerage and services                                  674         687
        Gain on the sale or disposition of assets, net                 1,368         800
        Other                                                            841         446
                                                                    --------     -------
     Total revenues                                                   12,451      12,401

     Costs and expenses:
        Operations support                                             4,164       5,113
        Depreciation and amortization                                  2,205       2,709
        General and administrative                                     1,916       2,095
     Total costs and expenses                                          8,285       9,917

     Operating income                                                  4,166       2,484

     Interest expense                                                  2,642       1,442
     Interest income                                                     386         237
     Other expense, net                                                   21          26
     Income before income taxes                                        1,889       1,253
     Provision for income taxes                                          608         461
                                                                    --------     -------
     Net income to common shares                                    $  1,281     $   792
                                                                    --------     -------
     Earnings per common share outstanding                          $   0.14     $  0.07



                          Consolidated Balance Sheets
                (in thousands, except share amounts - unaudited)

                                                      March 31,       Dec 31,
                                                        1997            1996
                                                      --------         -------
Assets

Cash and cash equivalents                          $    13,995      $     7,638
Receivables                                              3,966            5,286
Receivables from                                         4,802            6,019
affiliates
Investment in direct                                    67,425           69,994
finance leases, net
Loans receivable                                         6,017            5,718
Equity interest in                                      29,577           30,407
affiliates
Assets held for sale                                      --              6,222
Transportation equipment
held for
operating leases                                        65,175           66,546
  Less accumulated depreciation                        (41,618)         (41,750)
                                                   ------------     ------------

                                                        23,557           24,796
Commercial and industrial
equipment held for operating leases                     15,786           15,930
   Less accumulated depreciation                        (3,182)          (2,302)
                                                   ------------     ------------
                                                        12,604           13,628

Restricted cash and cash                                20,130           17,828
equivalents
Other, net                                              11,887           11,213
                                                   -----------      ------------
Total assets                                       $   193,960      $   198,749



Liabilities, Minority Interest, and
Shareholders' Equity

Liabilities:
Short-term secured debt                            $    22,524      $    30,966
Senior secured loan                                     25,000           25,000
Senior secured notes                                    18,000           18,000
Other secured debt                                         556              618
Nonrecourse securitization facility                     47,674           45,392
Payables and other liabilities                          16,024           16,757
Deferred income taxes                                   16,030           15,334
Total liabilities                                      145,808          152,067

Minority interest                                          367              362

Shareholders' equity:
Common stock ($.01 par value,
50,000,000 shares authorized,
9,209,431
shares authorized, 9,209,431
outstanding at March 31, 1997 and
9,142,761 at December 31, 1996)                            117              117

Treasury stock (3,386,960 and
3,453,630 shares at respective dates)                  (12,143)         (12,382)
                                                   ------------     ------------
                                                        65,752           65,513
Accumulated deficit                                    (17,967)         (19,193)
                                                   ------------     ------------
Total shareholders' equity                              47,785           46,320
                                                   ------------     ------------
Total liabilities, minority interest,
and shareholders' equity                           $   193,960      $   198,749



                       C E L E B R A T I N G 25 Y E A R S

                    During our twenty-fifth anniversary, we
                     salute the many investors, customers,
                      business partners, and employees who
                    together have succeeded in building one
                       of the world's foremost equipment
                    leasing corporations: PLM International.





[PLM Logo]


PLM INTERNATIONAL, INC.
One Market, Steuart Tower, Suite 800
San Francisco, CA 94105-1301



                 PLM International's First Quarter 1997 Results